                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ___)*

                        ASPEN INSURANCE HOLDINGS LIMITED
                                (NAME OF ISSUER)

                ORDINARY SHARES, $0.15144558 PAR VALUE PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                                   G05384 10 5
                                 (CUSIP NUMBER)

                                December 31, 2003
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                           [ ] Rule 13d-1(b)
                           [ ] Rule 13d-1(c)
                           [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. G05384 10 5                                        13G                                           PAGE 2 OF 29 PAGES
------------------------------------------------------------          -------------------------------------------------------

--------- -------------------------------------------------------------------------------------------------------------------
1.        Name of Reporting Person: Blackstone LR Associates (Cayman) III LDC
          I.R.S. Identification Nos. of above persons (entities only):
--------- -------------------------------------------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group                                                       (a) [ ]
                                                                                                                 (b) [X]
--------- -------------------------------------------------------------------------------------------------------------------
3.        SEC Use Only
--------- -------------------------------------------------------------------------------------------------------------------
4.        Citizenship or Place of Organization:  Cayman Islands
--------------------------- -------- ----------------------------------------------------------------------------------------
     NUMBER OF SHARES       5.       Sole Voting Power:  18,000,000
 BENEFICIALLY OWNED EACH
  REPORTING PERSON WITH     -------- ----------------------------------------------------------------------------------------
                            6.       Shared Voting Power:  0

                            -------- ----------------------------------------------------------------------------------------
                            7.       Sole Dispositive Power:  18,000,000

                            -------- ----------------------------------------------------------------------------------------
                            8.       Shared Dispositive Power:  0

--------- -------------------------------------------------------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person: 18,000,000

--------- -------------------------------------------------------------------------------------------------------------------
10.       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                                                         [ ]
--------- -------------------------------------------------------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9): 26.0%

--------- -------------------------------------------------------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions):  OO
--------- -------------------------------------------------------------------------------------------------------------------

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CUSIP NO. G05384 10 5                                        13G                                           PAGE 3 OF 29 PAGES
------------------------------------------------------------          -------------------------------------------------------

--------- -------------------------------------------------------------------------------------------------------------------
1.        Name of Reporting Person: Blackstone Management Associates (Cayman) III L.P.
          I.R.S. Identification Nos. of above persons (entities only):

--------- -------------------------------------------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group                                                       (a) [ ]
                                                                                                                 (b) [X]

--------- -------------------------------------------------------------------------------------------------------------------
3.        SEC Use Only

--------- -------------------------------------------------------------------------------------------------------------------
4.        Citizenship or Place of Organization:  Delaware
--------------------------- -------- ----------------------------------------------------------------------------------------
     NUMBER OF SHARES       5.       Sole Voting Power:  17,370,280
 BENEFICIALLY OWNED EACH
  REPORTING PERSON WITH     -------- ----------------------------------------------------------------------------------------
                            6.       Shared Voting Power:  0

                            -------- ----------------------------------------------------------------------------------------
                            7.       Sole Dispositive Power:  17,370,280

                            -------- ----------------------------------------------------------------------------------------
                            8.       Shared Dispositive Power:  0

--------- -------------------------------------------------------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person: 17,370,280

--------- -------------------------------------------------------------------------------------------------------------------
10.       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                                                         [ ]

--------- -------------------------------------------------------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9): 25.1%

--------- -------------------------------------------------------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions):  PN

--------- -------------------------------------------------------------------------------------------------------------------

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
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CUSIP NO. G05384 10 5                                        13G                                           PAGE 4 OF 29 PAGES
------------------------------------------------------------          -------------------------------------------------------

--------- -------------------------------------------------------------------------------------------------------------------
1.        Name of Reporting Person: Blackstone FI2 Capital Partners (Cayman) L.P.
          I.R.S. Identification Nos. of above persons (entities only):

--------- -------------------------------------------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group                                                       (a) [ ]
                                                                                                                 (b) [X]

--------- -------------------------------------------------------------------------------------------------------------------
3.        SEC Use Only

--------- -------------------------------------------------------------------------------------------------------------------
4.        Citizenship or Place of Organization:  Cayman Islands

--------------------------- -------- ----------------------------------------------------------------------------------------
     NUMBER OF SHARES       5.       Sole Voting Power:  13,730,800
 BENEFICIALLY OWNED EACH
  REPORTING PERSON WITH     -------- ----------------------------------------------------------------------------------------
                            6.       Shared Voting Power:  0

                            -------- ----------------------------------------------------------------------------------------
                            7.       Sole Dispositive Power:  13,730,800

                            -------- ----------------------------------------------------------------------------------------
                            8.       Shared Dispositive Power:  0

--------- -------------------------------------------------------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person: 13,730,800

--------- -------------------------------------------------------------------------------------------------------------------
10.       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                                                         [ ]

--------- -------------------------------------------------------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9):  19.8%

--------- -------------------------------------------------------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions):  PN

--------- -------------------------------------------------------------------------------------------------------------------

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CUSIP NO. G05384 10 5                                        13G                                           PAGE 5 OF 29 PAGES
------------------------------------------------------------          -------------------------------------------------------

--------- -------------------------------------------------------------------------------------------------------------------
1.        Name of Reporting Person: BCP Excalibur Holdco (Cayman) Limited
          I.R.S. Identification Nos. of above persons (entities only):
--------- -------------------------------------------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group                                                       (a) [ ]
                                                                                                                 (b) [X]

--------- -------------------------------------------------------------------------------------------------------------------
3.        SEC Use Only

--------- -------------------------------------------------------------------------------------------------------------------
4.        Citizenship or Place of Organization:  Cayman Islands

--------------------------- -------- ----------------------------------------------------------------------------------------
     NUMBER OF SHARES       5.       Sole Voting Power:  13,730,800
 BENEFICIALLY OWNED EACH
  REPORTING PERSON WITH
                            -------- ----------------------------------------------------------------------------------------
                            6.       Shared Voting Power:  0

                            -------- ----------------------------------------------------------------------------------------
                            7.       Sole Dispositive Power:  13,730,800

                            -------- ----------------------------------------------------------------------------------------
                            8.       Shared Dispositive Power:  0

--------- -------------------------------------------------------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person: 13,730,800
--------- -------------------------------------------------------------------------------------------------------------------

10.       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                                                         [ ]

--------- -------------------------------------------------------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9):  19.8%

--------- -------------------------------------------------------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions):  OO

--------- -------------------------------------------------------------------------------------------------------------------

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CUSIP NO. G05384 10 5                                        13G                                           PAGE 6 OF 29 PAGES
------------------------------------------------------------          -------------------------------------------------------

--------- -------------------------------------------------------------------------------------------------------------------
1.        Name of Reporting Person: Blackstone FI Offshore Capital Partners (Cayman) L.P.
          I.R.S. Identification Nos. of above persons (entities only):

--------- -------------------------------------------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group                                                       (a) [ ]
                                                                                                                 (b) [X]

--------- -------------------------------------------------------------------------------------------------------------------
3.        SEC Use Only

--------- -------------------------------------------------------------------------------------------------------------------
4.        Citizenship or Place of Organization:  Cayman Islands

--------------------------- -------- ----------------------------------------------------------------------------------------
     NUMBER OF SHARES       5.       Sole Voting Power:  2,597,260
 BENEFICIALLY OWNED EACH
  REPORTING PERSON WITH
                            -------- ----------------------------------------------------------------------------------------
                            6.       Shared Voting Power:  0

                            -------- ----------------------------------------------------------------------------------------
                            7.       Sole Dispositive Power:  2,597,260

                            -------- ----------------------------------------------------------------------------------------
                            8.       Shared Dispositive Power:  0

--------- -------------------------------------------------------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person: 2,597,260

--------- -------------------------------------------------------------------------------------------------------------------
10.       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)

--------- -------------------------------------------------------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9):  3.8%

--------- -------------------------------------------------------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions):  PN

--------- -------------------------------------------------------------------------------------------------------------------

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

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CUSIP NO. G05384 10 5                                        13G                                           PAGE 7 OF 29 PAGES
------------------------------------------------------------          -------------------------------------------------------

--------- -------------------------------------------------------------------------------------------------------------------
1.        Name of Reporting Person: BOCP Excalibur Holdco (Cayman) Limited
          I.R.S. Identification Nos. of above persons (entities only):

--------- -------------------------------------------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group                                                       (a) [ ]
                                                                                                                 (b) [X]

--------- -------------------------------------------------------------------------------------------------------------------
3.        SEC Use Only

--------- -------------------------------------------------------------------------------------------------------------------
4.        Citizenship or Place of Organization:  Cayman Islands

--------------------------- -------- ----------------------------------------------------------------------------------------
     NUMBER OF SHARES       5.       Sole Voting Power:  2,597,260
 BENEFICIALLY OWNED EACH
  REPORTING PERSON WITH     -------- ----------------------------------------------------------------------------------------
                            6.       Shared Voting Power:  0

                            -------- ----------------------------------------------------------------------------------------
                            7.       Sole Dispositive Power:  2,597,260

                            -------- ----------------------------------------------------------------------------------------
                            8.       Shared Dispositive Power:  0

--------- -------------------------------------------------------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person: 2,597,260

--------- -------------------------------------------------------------------------------------------------------------------
10.       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                                                         [ ]

--------- -------------------------------------------------------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9):  3.8%

--------- -------------------------------------------------------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions):  OO

--------- -------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------          -------------------------------------------------------
CUSIP NO. G05384 10 5                                        13G                                           PAGE 8 OF 29 PAGES
------------------------------------------------------------          -------------------------------------------------------

--------- -------------------------------------------------------------------------------------------------------------------
1.        Name of Reporting Person: Blackstone Family Investment Partnership (Cayman) III L.P.
          I.R.S. Identification Nos. of above persons (entities only):

--------- -------------------------------------------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group                                                       (a) [ ]
                                                                                                                 (b) [X]

--------- -------------------------------------------------------------------------------------------------------------------
3.        SEC Use Only

--------- -------------------------------------------------------------------------------------------------------------------
4.        Citizenship or Place of Organization:  Cayman Islands

--------------------------- -------- ----------------------------------------------------------------------------------------
     NUMBER OF SHARES       5.       Sole Voting Power:  1,042,220
 BENEFICIALLY OWNED EACH
  REPORTING PERSON WITH     -------- ----------------------------------------------------------------------------------------
                            6.       Shared Voting Power:  0

                            -------- ----------------------------------------------------------------------------------------
                            7.       Sole Dispositive Power:  1,042,220

                            -------- ----------------------------------------------------------------------------------------
                            8.       Shared Dispositive Power:  0

--------- -------------------------------------------------------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person:  1,042,220

--------- -------------------------------------------------------------------------------------------------------------------
10.       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)

--------- -------------------------------------------------------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9):  1.5%

--------- -------------------------------------------------------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions):  PN

--------- -------------------------------------------------------------------------------------------------------------------

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CUSIP NO. G05384 10 5                                        13G                                           PAGE 9 OF 29 PAGES
------------------------------------------------------------          -------------------------------------------------------

--------- -------------------------------------------------------------------------------------------------------------------
1.        Name of Reporting Person: BFIP Excalibur Holdco (Cayman) Limited
          I.R.S. Identification Nos. of above persons (entities only):

--------- -------------------------------------------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group                                                       (a) [ ]
                                                                                                                 (b) [X]

--------- -------------------------------------------------------------------------------------------------------------------
3.        SEC Use Only

--------- -------------------------------------------------------------------------------------------------------------------
4.        Citizenship or Place of Organization:  Cayman Islands
--------------------------- -------- ----------------------------------------------------------------------------------------
     NUMBER OF SHARES       5.       Sole Voting Power:  1,042,220
 BENEFICIALLY OWNED EACH
  REPORTING PERSON WITH     -------- ----------------------------------------------------------------------------------------
                            6.       Shared Voting Power:  0

                            -------- ----------------------------------------------------------------------------------------
                            7.       Sole Dispositive Power:  1,042,220

                            -------- ----------------------------------------------------------------------------------------
                            8.       Shared Dispositive Power:  0

--------- -------------------------------------------------------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person: 1,042,220

--------- -------------------------------------------------------------------------------------------------------------------
10.       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
--------- -------------------------------------------------------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9):  1.5%

--------- -------------------------------------------------------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions):  OO

--------- -------------------------------------------------------------------------------------------------------------------

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CUSIP NO. G05384 10 5                                        13G                                         PAGE 10 OF 29 PAGES
------------------------------------------------------------          -------------------------------------------------------

--------- -------------------------------------------------------------------------------------------------------------------
1.        Name of Reporting Person: BGE Excalibur II Limited
          I.R.S. Identification Nos. of above persons (entities only):

--------- -------------------------------------------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group                                                       (a) [ ]
                                                                                                                 (b) [X]

--------- -------------------------------------------------------------------------------------------------------------------
3.        SEC Use Only

--------- -------------------------------------------------------------------------------------------------------------------
4.        Citizenship or Place of Organization:  Cayman Islands

--------------------------- -------- ----------------------------------------------------------------------------------------
     NUMBER OF SHARES       5.       Sole Voting Power:  629,720
 BENEFICIALLY OWNED EACH
  REPORTING PERSON WITH     -------- ----------------------------------------------------------------------------------------
                            6.       Shared Voting Power:  0

                            -------- ----------------------------------------------------------------------------------------
                            7.       Sole Dispositive Power:  629,720

                            -------- ----------------------------------------------------------------------------------------
                            8.       Shared Dispositive Power:  0

--------- -------------------------------------------------------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person: 629,720

--------- -------------------------------------------------------------------------------------------------------------------
10.       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)

--------- -------------------------------------------------------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9):  0.9%

--------- -------------------------------------------------------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions):  OO

--------- -------------------------------------------------------------------------------------------------------------------

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CUSIP NO. G05384 10 5                                        13G                                          PAGE 11 OF 29 PAGES
------------------------------------------------------------          -------------------------------------------------------

--------- -------------------------------------------------------------------------------------------------------------------
1.        Name of Reporting Person: BGE Excalibur Holdco (Cayman) Limited
          I.R.S. Identification Nos. of above persons (entities only):

--------- -------------------------------------------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group                                                       (a) [ ]
                                                                                                                 (b) [X]

--------- -------------------------------------------------------------------------------------------------------------------
3.        SEC Use Only

--------- -------------------------------------------------------------------------------------------------------------------
4.        Citizenship or Place of Organization:  Cayman Islands

--------------------------- -------- ----------------------------------------------------------------------------------------
     NUMBER OF SHARES       5.       Sole Voting Power:  629,720
 BENEFICIALLY OWNED EACH
  REPORTING PERSON WITH     -------- ----------------------------------------------------------------------------------------
                            6.       Shared Voting Power:  0

                            -------- ----------------------------------------------------------------------------------------
                            7.       Sole Dispositive Power:  629,720

                            -------- ----------------------------------------------------------------------------------------
                            8.       Shared Dispositive Power:  0

--------------------------- -------- ----------------------------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person: 629,720

--------- -------------------------------------------------------------------------------------------------------------------
10.       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                                                         [ ]

--------- -------------------------------------------------------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9):  0.9%

--------- -------------------------------------------------------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions):  OO

--------- -------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------          -------------------------------------------------------

CUSIP NO. G05384 10 5                                        13G                                          PAGE 12 OF 29 PAGES
------------------------------------------------------------          -------------------------------------------------------

--------- -------------------------------------------------------------------------------------------------------------------
1.        Name of Reporting Person: Peter G. Peterson
          I.R.S. Identification Nos. of above persons (entities only):

--------- -------------------------------------------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group                                                       (a) [ ]
                                                                                                                 (b) [X]

--------- -------------------------------------------------------------------------------------------------------------------
3.        SEC Use Only

--------- -------------------------------------------------------------------------------------------------------------------
4.        Citizenship or Place of Organization:  United States

--------------------------- -------- ----------------------------------------------------------------------------------------
     NUMBER OF SHARES       5.       Sole Voting Power:  18,000,000
 BENEFICIALLY OWNED EACH
  REPORTING PERSON WITH     -------- ----------------------------------------------------------------------------------------
                            6.       Shared Voting Power:  0

                            -------- ----------------------------------------------------------------------------------------
                            7.       Sole Dispositive Power:  18,000,000

                            -------- ----------------------------------------------------------------------------------------
                            8.       Shared Dispositive Power:  0

--------- -------------------------------------------------------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person: 18,000,000

--------- -------------------------------------------------------------------------------------------------------------------
10.       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                                                         [ ]

--------- -------------------------------------------------------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9):  26.0%

--------- -------------------------------------------------------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions):  IN

--------- -------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------          -------------------------------------------------------

CUSIP NO. G05384 10 5                                        13G                                          PAGE 13 OF 29 PAGES
------------------------------------------------------------          -------------------------------------------------------

--------- -------------------------------------------------------------------------------------------------------------------
1.        Name of Reporting Person: Stephen A. Schwarzman
          I.R.S. Identification Nos. of above persons (entities only):

--------- -------------------------------------------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group                                                       (a) [ ]
                                                                                                                 (b) [X]

--------- -------------------------------------------------------------------------------------------------------------------
3.        SEC Use Only

--------- -------------------------------------------------------------------------------------------------------------------
4.        Citizenship or Place of Organization:  United States

--------------------------- -------- ----------------------------------------------------------------------------------------
     NUMBER OF SHARES       5.       Sole Voting Power:  18,000,000
 BENEFICIALLY OWNED EACH
  REPORTING PERSON WITH     -------- ----------------------------------------------------------------------------------------
                            6.       Shared Voting Power:  0

                            -------- ----------------------------------------------------------------------------------------
                            7.       Sole Dispositive Power:  18,000,000

                            -------- ----------------------------------------------------------------------------------------
                            8.       Shared Dispositive Power:  0

--------- -------------------------------------------------------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person: 18,000,000

--------- -------------------------------------------------------------------------------------------------------------------
10.       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                                                         [ ]

--------- -------------------------------------------------------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9):  26.0%

--------- -------------------------------------------------------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions):  IN

--------- -------------------------------------------------------------------------------------------------------------------

ITEM 1(a).        NAME OF ISSUER:

                  Aspen Insurance Holdings Limited

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  Victoria Hall, 11 Victoria Street
                  Hamilton HM 11, Bermuda

ITEM 2(a).        NAME OF PERSON FILING:

                  Blackstone LR Associates (Cayman) III LDC
                  Blackstone Management Associates (Cayman) III L.P. Blackstone FI2 Capital Partners (Cayman) L.P.
                  BCP Excalibur Holdco (Cayman) Limited
                  Blackstone FI Offshore Capital Partners (Cayman) L.P.
                  BOCP Excalibur Holdco (Cayman) Limited
                  Blackstone Family Investment Partnership (Cayman) III L.P. BFIP Excalibur Holdco (Cayman) Limited
                  BGE Excalibur II Limited
                  BGE Excalibur Holdco (Cayman) Limited
                  Peter G. Peterson
                  Stephen A. Schwarzman

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  c/o The Blackstone Group
                  345 Park Avenue
                  New York, New York 10154

ITEM 2(c).        CITIZENSHIP:

                  Blackstone LR Associates (Cayman) III LDC - Cayman Islands Blackstone Management Associates (Cayman) III L.P. - Cayman Islands
                  Blackstone FI2 Capital Partners (Cayman) L.P. - Cayman
                  Islands
                  BCP Excalibur Holdco (Cayman) Limited - Cayman Islands Blackstone FI Offshore Capital Partners (Cayman) L.P. - Cayman Islands
                  BOCP Excalibur Holdco (Cayman) Limited - Cayman
                  Islands
                  Blackstone Family Investment Partnership (Cayman) III
                  L.P. - Cayman Islands
                  BFIP Excalibur Holdco (Cayman) Limited - Cayman Islands
                  BGE Excalibur II Limited - Cayman Islands BGE
                  Excalibur Holdco (Cayman) Limited - Cayman Islands
                  Peter G. Peterson - United States Stephen A. Schwarzman - United States

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Ordinary Shares, $0.15144558 par value per share

ITEM 2(e).        CUSIP NUMBER:

                  G05384 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  (a)  [ ]  Broker or dealer registered under Section 15 of the
                            Exchange Act.

                  (b)  [ ]  Bank as defined in section 3(a)(6) of the Exchange
                            Act.

                  (c)  [ ]  Insurance company as defined in Section 3(a)(19) of the Exchange Act.

                  (d)  [ ]  Investment company registered under Section 8 of the
                            Investment Company Act.

                  (e)  [ ]  An investment adviser in accordance with Rule
                            13d-1(b)(1)(ii)(E);

                  (f)  [ ]  An employee benefit plan or endowment fund in
                            accordance with Rule 13d-1(b)(1)(ii)(F);

                  (g)  [ ]  A parent holding company or control person in
                            accordance with Rule 13d-1(b)(1)(ii)(G);

                  (h)  [ ]  A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                  (i)  [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                  (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J);


ITEM 4.           OWNERSHIP.

                  (a)      Amount beneficially owned:

                           BCP Excalibur Holdco (Cayman) Limited, through its
                  sole member Blackstone FI2 Capital Partners (Cayman) L.P., a Cayman Islands exempted limited partnership ("BCP FI"), is the record holder of 13,730,800 shares of the identified class of securities. BOCP Excalibur Holdco (Cayman) Limited, through its sole member Blackstone FI Offshore Capital Partners (Cayman) L.P., a Cayman Islands exempted limited partnership ("BCP FI Offshore"), is the record holder of 2,597,260 shares of the identified class of securities. BFIP Excalibur Holdco (Cayman) Limited, through its sole member Blackstone Family Investment Partnership (Cayman) III L.P., a Cayman Islands exempted limited partnership ("BFIP III"), is the record holder of 1,042,220 shares of the identified class of securities.

                           As the sole general partner of each of BCP FI and
                  BFIP III and the sole investment general partner of BCP FI Offshore, Blackstone Management Associates (Cayman) III L.P., a Cayman Islands exempted limited partnership ("BMA III") may be deemed to be the beneficial owner of 17,370, 280 shares of the identified class of securities.

                           BGE Excalibur Holdco (Cayman) Limited through its
                  sole director and sole voting member, BGE Excalibur II Limited ("BGE") a Cayman Islands exempted limited company, is the record holder of 629,720 shares of the identified class of securities. As the sole member of BGE, Blackstone LR Associates (Cayman) III L.D.C., a Cayman Islands limited duration company ("BLR III") may be deemed to be the beneficial owner of 629,720 shares of the identified class of securities.

                           As the general partner of BMA III and the sole member
                  of BGE, BLR III may be deemed to be the beneficial owner of 18,000,000 shares of the identified class of securities.

                           Messrs. Peter G. Peterson and Stephen A. Schwarzman
                  are the founding members of BMA III and BLR III (the "Founding Members") and have the shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, the shares of the identified class of securities that may be deemed to be beneficially owned by BLR III. As a result, the Founding Members may be deemed to beneficially own the shares of the identified class of securities that BLR III may be deemed to beneficially own, but they disclaim any such beneficial ownership except to the extent of their individual pecuniary interest in such securities.

                  (b)      Percent of class:

                           See item 11 of each cover page, which is based on
                           Item 5 of each cover page.

                  (c)      Number of shares as to which the person has;

                           (i)      Sole power to vote or direct the vote: See
                                    Item 5 of each cover page.

                           (ii)     Shared power to vote or to direct the vote:
                                    See Item 6 of each cover page.

                           (iii) Sole power to dispose or to direct the disposition of: See Item 7 of each cover page.

                           (iv) Shared power to dispose or to direct the disposition of: See Item 8 of each cover page.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  See Item 4(a) above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  BMA III is the sole general partner of BCP FI and BFIP III and the sole investment general partner of BCP FI Offshore and therefore may be deemed to be the beneficial owner of the securities held by such limited partnerships. However, BMA III disclaims that it is a beneficial owner of such securities, except to the extent of its pecuniary interest in such securities.

                  BLR III is the sole member of BGE and the general partner of BMA III and therefore may be deemed to be the beneficial owner of the securities held by such limited company and such limited partnership. However, BLR III disclaims that it is a beneficial owner of such securities, except to the extent of its pecuniary interest in such securities. BCP FI, BFIP III, BCP FI Offshore and BGE may be deemed to be a group in relation to their respective investments in Aspen Insurance Holdings Limited.

                  The Founding Members may be deemed to be a group in relation to their shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, the securities held, through BLR III and BMA III, by BCP FI, BFIP III, BCP FI Offshore and BGE.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATIONS.

                  Not applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     BLACKSTONE LR ASSOCIATES (CAYMAN) III LDC



                                     By: /s/ Robert L. Friedman
                                         ----------------------------------
                                         Name:  Robert L. Friedman
                                         Title: Authorized Signatory



Dated: February 10, 2004

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                BLACKSTONE MANAGEMENT ASSOCIATES (CAYMAN) III
                                L.P.

                                By:    Blackstone LR Associates (Cayman) III
                                       LDC, its general partner


                                       By: /s/ Robert L. Friedman
                                          ---------------------------------
                                          Name:  Robert L. Friedman
                                          Title: Member



Dated: February 10, 2004

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                BLACKSTONE FI2 CAPITAL PARTNERS (CAYMAN) L.P.

                                By:    Blackstone LR Associates (Cayman) III
                                       LDC, the general partner of its sole
                                       general partner



                                       By: /s/ Robert L. Friedman
                                          -------------------------------
                                          Name:  Robert L. Friedman
                                          Title: Authorized Signatory





Dated: February 10, 2004

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                        BCP EXCALIBUR HOLDCO (CAYMAN) LIMITED

                        By: Blackstone LR Associates (Cayman) III LDC, the general partner of its sole general partner of its sole member



                                       By: /s/ Robert L. Friedman
                                          -------------------------------
                                            Name:  Robert L. Friedman
                                            Title: Authorized Signatory


Dated: February 10, 2004

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                       BLACKSTONE FI OFFSHORE CAPITAL  PARTNERS (CAYMAN) L.P.

                       By: Blackstone LR Associates (Cayman) III LDC, the general partner of its sole investment general partner



                                       By: /s/ Robert L. Friedman
                                          -------------------------------
                                          Name:  Robert L. Friedman
                                          Title: Authorized Signatory


Dated: February 10, 2004

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                       BOCP EXCALIBUR HOLDCO (CAYMAN) LIMITED

                       By:    Blackstone LR Associates (Cayman) III LDC,
                              the general partner of its
                              sole investment general partner of its sole member



                                       By: /s/ Robert L. Friedman
                                          -------------------------------
                                          Name:  Robert L. Friedman
                                          Title: Authorized Signatory


Dated: February 10, 2004

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

              BLACKSTONE FAMILY INVESTMENT PARTNERSHIP (CAYMAN) III L.P.

              By:    Blackstone LR Associates (Cayman) III LDC,
                     the general partner of its sole general partner



                                       By: /s/ Robert L. Friedman
                                          -------------------------------
                                          Name:  Robert L. Friedman
                                          Title: Authorized Signatory


Dated: February 10, 2004

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        BFIP EXCALIBUR HOLDCO (CAYMAN) LIMITED

                                        By:    Blackstone LR Associates (Cayman)
                                               III LDC, the general partner of
                                               its sole general partner of its
                                               sole member



                                       By:  /s/ Robert L. Friedman
                                           -----------------------------------
                                               Name:  Robert L. Friedman
                                               Title:  Authorized Signatory


Dated: February 10, 2004

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                            BGE EXCALIBUR II LIMITED

                                  By:  Blackstone LR Associates (Cayman) III
                                       LDC, its sole member



                                       By: /s/ Robert L. Friedman
                                           -------------------------------
                                                Name:  Robert L. Friedman
                                                Title:  Authorized Signatory


Dated: February 10, 2004

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                            BGE EXCALIBUR HOLDCO (CAYMAN) LIMITED

                            By: Blackstone LR Associates (Cayman) III LDC, the sole member of its sole director and sole voting member



                                       By: /s/ Robert L. Friedman
                                           -----------------------------------
                                                  Name:  Robert L. Friedman
                                                  Title:  Authorized Signatory


Dated: February 10, 2004

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     /s/ Peter G. Peterson
                                                     -------------------------
                                                     PETER G. PETERSON


Dated: February 10, 2004

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     /s/ Stephen A. Schwarzman
                                                     --------------------------
                                                     STEPHEN A. SCHWARZMAN


Dated: February 10, 2004